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                                                                     Exhibit 6.9


                                 FUTUREONE, INC.
                        INCENTIVE STOCK OPTION AGREEMENT


         THIS INCENTIVE STOCK OPTION AGREEMENT, dated this ___ day of _____________, 1999, (being the date this option is granted, herein referred to as the "Grant Date") by and between FutureOne, Inc., a Nevada corporation (hereinafter called the "Company"), and _____________ (hereinafter called the "Optionee"), an employee of the Company.

                              W I T N E S S E T H:

         That the Parties hereto have agreed and do hereby agree as follows:

         Section 1. The Company hereby grants to the Optionee the option of purchasing the number of the Company's shares of Common Stock (hereinafter called "Shares") at the price and subject to the terms and conditions as hereinafter set forth.

         Section 2. The aggregate number of Shares purchasable is ____________.

         Section 3. The option price is $___________ per share.

         Section 4. This option is not transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and is exercisable, during the lifetime of the Optionee, only by him or his guardian or legal representative. Furthermore, except as otherwise provided in Sections 6, 7, and 11, this option can be exercised only if the Optionee has remained continuously from the date this option is granted in the employ of the Company.

         Section 5. Notwithstanding any other provision hereof, this option shall not be exercisable after the expiration of ten years from the date this option is granted, or upon such earlier expiration date as may be provided by Sections 6, 7, or 11. This option shall become exercisable to the extent indicated according to the following schedule:

     Period                                                Percent Exercisable
     Before the first anniversary of the Grant Date                0%

     On or after the first anniversary of the Grant Date
     and before the second anniversary of the Grant Date           33 1/3%

     On or after the second anniversary of the Grant Date
     and before the third anniversary of the Grant Date            66 2/3%

     On or after the third anniversary of the Grant Date           100%

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         Section 6. If the Optionee shall cease to be employed by the Company by reason of retirement in accordance with any retirement plan or policy of the Company then in effect, the Optionee, at any time within the six month period following such retirement (but within the ten year period specified in Section
5) may exercise the option rights with respect to the remaining shares purchasable hereunder.

         Section 7. If the Optionee shall die while in the employ of the Company, then within the one year period following his death (but within the ten year period specified in Section 5) the person entitled by will or the applicable laws of descent and distribution may exercise the option rights to the extent that the Optionee was entitled to exercise the same immediately prior to his death.

         Section 8. If the Optionee shall cease to be employed by the Company for any reason other than retirement or death, this option shall not be exercisable after the date employment terminates.

         Section 9. In consideration of the granting of this option, the Optionee agrees that he will remain in the employ of the Company for a period of not less than one year from the date this option is granted, unless his employment shall be terminated on account of incapacity or with the consent of the Company. Nothing herein contained shall limit or restrict any right which the Company would otherwise have to terminate the employment of the Optionee with or without cause or to adjust his compensation.

         Section 10. In the event that at any time prior to the expiration of this option each of the outstanding Shares (except Shares held by dissenting shareholders) shall be changed to or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then for all purposes of this option (i) there shall be substituted for each Share purchasable hereunder the number and kind of shares of stock or other securities into which each such Share shall be so changed, or for which each such Share shall be so exchanged, (ii) the option price shall be appropriately adjusted (if necessary) by the Board to reflect such transaction, and (iii) the shares or securities so substituted for each such Share shall be subject to purchase at the option price, as adjusted. In the event that the Company shall issue a stock dividend with respect to the Shares, the number of Shares then purchasable hereunder shall be adjusted by adding to each such Share the number of Shares which would have been distributed as a stock dividend thereon had such Share been outstanding on the record date for payment of the stock dividend, and each such Share together with said additional Shares shall be purchasable at the option price, adjusted if necessary to reflect such dividend. In the event that there shall be any other change in the number or kind of outstanding Shares or other securities of the Company, or of any shares of stock or other securities into which Shares shall have been changed or for which they shall have been exchanged, then the Board may make such adjustment in the number or kind of shares of stock or other securities subject to purchase, and the option price, as above provided, as the Board, in its sole discretion, may determine is equitably required by such change, and such adjustments so made shall be effective and binding for all purposes of this option. Anything to the contrary herein notwithstanding, the Optionee shall not be entitled to purchase a fraction of a Share under this option.


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         Section 11. (a) If the Company shall liquidate or dissolve, or shall be a party to a merger or consolidation with respect to which the Company shall not be the surviving corporation, the Company shall give written notice thereof to the Optionee at least thirty days prior thereto. To the extent that this option shall not have been exercised on or prior to the effective date of such liquidation, dissolution, merger or consolidation, it shall terminate on said date, unless it is assumed by another corporation.

         (b) Notwithstanding anything to the contrary contained in this Agreement, this option shall immediately become exercisable in full upon the occurrence of a "change in control" as defined in paragraph (c).

                  (c) The term "change in control" shall mean the first to occur of the following events:

                  (i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Securities Exchange Act of 1934 (the "Act")) of 20% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term "unrelated person" means any person other than (x) the Company and any subsidiary,
                           (y) an employee benefit plan or trust of the Company or any subsidiary, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition, unless the acquisition results in a Change of Control pursuant to section (ii) below. For purposes of this subsection, a "person" means an individual, entity, or group, as that term is used for purposes of the Act, or

                  (ii) Any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, if the result of such transaction is that the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

                  Section 12. Subject to the terms and conditions hereof, this option may be exercised by delivering to the Company at the office of its Treasurer a written notice, signed by the person entitled to exercise the option, of the election to exercise the option and stating the number of Shares to be purchased. Such notice shall, as an essential part thereof, be accompanied by the payment of the full purchase price of the Shares then to be purchased. Upon payment within the time period specified by the Company of the amount, if any, in cash, required to be withheld for Federal, state and local tax purposes on account of the exercise of the option (provided that the Optionee may at the time of exercise authorize the Company to withhold from his next salary payment of all or part of the amount, if any, required to be withheld by the Company on account of such exercise)


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         the option shall be deemed exercised as of the date the Company received such notice. Payment of the full purchase price must be made in cash, previously-owned shares of Company stock or any combination thereof. Upon the proper exercise of the option, the Company shall issue in the name of the person exercising the option, and deliver to him, a certificate or certificates for the Shares purchased. The Optionee agrees that as holder of the option he shall have no rights as shareholder or otherwise in respect of any of the Shares as to which the option shall not have effectively been exercised as herein provided.

                  Section 13. This option shall not be exercisable if such exercise would violate:

                           (a) Any applicable state securities law;

                           (b) Any applicable registration or other requirements under the Securities Act of 1933, as amended, or applicable requirements of any stock exchange upon which shares of the Company's stock trade; or

                           (c) Any applicable legal requirement of any other governmental authority.

Furthermore, if a Registration Statement with respect to the Shares to be issued upon the exercise of this option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Securities Act of 1933, as amended (the "Act"), the Company may require, as a condition to its issuance and delivery of certificates for the Shares, the delivery to the Company of a commitment in writing by the person exercising the option that at the time of such exercise it is his intention to acquire such Shares for his own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the Shares may be "restricted securities" as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said Shares will be accomplished only in compliance with Rule 144, the Act, or other or subsequent applicable Rules and Regulations thereunder. The Company may place on the certificates evidencing such Shares an appropriate legend reflecting the aforesaid commitment and may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the Act or the Rules and Regulations thereunder would be involved in such transfer.

         Section 14. The Board of Directors shall have authority, subject to the express provisions of the Company's 1999 Stock Option Plan (the "Plan") and this Agreement, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions by the Board under the provisions of this paragraph shall be conclusive for all purposes.


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         Section 15. Notwithstanding any provisions hereof, this option shall be subject to all of the provisions of the Plan as from time to time in force consistently with the provisions thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

         FUTUREONE, INC.

         By:


         Optionee


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